Exhibit (a)(2)

Name:
Person ID:

Election Form / Change of Election Form

If you would like to accept the Offer to exchange Eligible Option Grants or if you would like to change your election as to which Eligible Option Grants, if any, you wish to return pursuant to the Offer to exchange options, please indicate in the table below the Eligible Option Grants you now wish to exchange for New Option Grants and which Eligible Option Grants you do not wish to exchange. Please note that by exchanging any of your Eligible Option Grants, you will automatically be deemed to have submitted for exchange all of your Required Option Grants. A Required Option Grant is any option granted to you by i2 on or after June 12, 2002, regardless of exercise price. This Election Form / Change of Election Form will supercede and cancel any prior Election Form / Change of Election Form signed and submitted by you to Stock Administration.

You are encouraged to consult with an outside legal, financial and tax advisor in connection with your decision whether or not to participate in the Offer to Exchange.

By choosing to accept the Offer to Exchange, you agree and understand that:

•	you have received and read the Offer to Exchange and understand the terms of the Offer;

•	the Offer expires on January 14, 2003, at 11:59 p.m., Central Time, unless it is extended by us;

•
in order to receive a New Option Grant, you must remain an employee of i2 Technologies or one of our subsidiaries through the date we grant the New Option Grants. Otherwise, you will not receive any New Option Grants or any other payment or consideration in exchange for the options you returned that were accepted for exchange and cancelled;

•
if your employment is terminated for any reason whatsoever before the date on which the New Option Grants are granted, you will not receive your New Option Grants or a return of your old option grants;

•
neither the Offer nor your acceptance of the Offer with respect to any of your Eligible Option Grants and Required Option Grants changes the “at-will” nature of your employment, and either you or i2 may terminate your employment at any time, for any reason, with or without cause, subject to local law;

•
the exercise price for the New Option Grants will be equal to the closing sale price of i2’s common stock as reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date we grant the New Option Grants (or such higher price as required to comply with local tax laws for New Options granted in certain countries outside the U.S.). New Option Grants will not be granted until or shortly after (but not later than 30 days after) the first trading day that is at least six months and one day after the date we accept and cancel the options that have been returned for exchange (except in certain countries which may require a delayed grant date);

•
the New Option Grants may have a higher exercise price per share than some or all of the options you returned for exchange, and after the grant of the New Option Grants our common stock may trade at a price below the exercise price per share of those options. Thus, depending on the exercise price of the options you returned for exchange and other factors, your New Option Grants may be less valuable than the options that you are returning for exchange;

•	The ratio by which you can determine the actual number of shares for which any New Option Grant will be exchanged is set forth in the table below:

Option Exercise Price (per share):	*$3.00 or less (or Cash for Options Program option grants)	$3.01 to $5.00	*$5.01 to $10.00 (other than Cash for Options Program option grants)	$10.01 to $15.00	$15.01 or more

Ratio of New Option Grant share per exchanged option grant shares:	1-for-1	1-for-1.5	1-for-2	1-for-4	1-for-10

* Eligible Options granted under our Cash for Options Program on November 16, 2001 and December 21, 2001 with exercise prices of $7.27 and $6.58 per share, respectively, will be exchanged for New Option Grants using a 1-for-1 ratio of New Option Grant shares for exchanged option grant shares.

•	all New Option Grants will be granted under either the 1995 Stock Option/Stock Issuance Plan or the 2001 Non-Officer Stock Option/Stock Issuance Plan;

•
each New Option Grant will be an incentive stock option under the U.S. federal income tax laws, to the maximum extent permissible. However, as a result of the $100,000 limitation on the initial exercisability of incentive stock options per calendar year, it is possible that a portion of the New Option Grants issued in exchange for your tendered options will be non-statutory options under U.S. federal tax laws;

•
your New Option Grants issued in exchange for your Eligible Option Grants and Required Option Grants will have different terms and conditions, all as described in the Offer. Your New Option Grant will have different vesting terms, will not be subject to any accelerated vesting, including if your employment is involuntarily terminated following a change of control involving i2 or a sale of all or substantially all of i2’s assets or otherwise, will have a new ten-year maximum term, and may have a different exercise price;

•	the stock option agreement for each New Option Grant will impose upon you different non-compete and non-solicitation obligations to the company;

•
New Option Grants issued to employees located outside the United States may be subject to certain different or additional terms, restrictions and limitations (including a different grant date, higher exercise price and shorter option term). As a result, an alternative form of stock option agreement with different terms may be required for New Option Grants issued to employees located outside the United States;

•
if we merge into or are acquired by another company prior to the granting of the New Option Grants, the surviving corporation may not assume our obligations with respect to the Offer and thus you may not receive any New Option Grants; and

•
all option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant’s circumstances.

☐
I hereby elect to participate in the stock option exchange program with respect to my Eligible Option Grants and my Required Option Grants as identified below and have such options cancelled in exchange for new options to be granted as described in the Offer to Exchange.

Options To Exchange
Grant Date	Grant Number	Option Price	Options Outstanding	Conversion Ratio	Converted	Number of Options	Exchange Options?
☐ Yes

☐ No

☐ Yes

☐ No

☐ Yes

☐ No

☐	I hereby decline to participate in the stock option exchange program. I acknowledge that the options listed below will not be exchanged

Options Declined to be Exchanged
Grant Date	Grant Number	Option Price	Options Outstanding	Exchange Options?

[Online Form Signature Block]

The use of this Option Exchange System requires your acceptance of the use of a Digital Signature. This is in line with legislation that states, “To satisfy this requirement, an individual must agree to conduct the transaction, have records stored and have documents furnished electronically rather than on paper.” By submitting the electronic Election/Change of Election Form, you are agreeing to conduct this transaction electronically. Your Digital Signature shall constitute your agreement to this document.

Option Exchange Application developed by Business Systems Enablement - Application Development Team.
(C) 1995-2002 i2 Technologies, Inc. All information is confidential. All rights reserved

[Paper Form Signature Block]

Please sign and date where indicated and return this form to Stock Administration by mail to i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attn.: Stock Administration. If you elect to send your Election/Change of Election Form to us by mail it must be postmarked no later than the Expiration Date of the Offer. Alternatively, you may fax the Election/Change of Election Form to (469) 357-3122 in which case we must physically receive your Election/Change of Election Form on or before 11:59 p.m., Central Time, on January 14, 2003, unless we extend the Offer. Forms received after expiration of the Offer will not be accepted, unless the form is mailed to us in which case it must be postmarked no later than the Expiration Date of the Offer. Also, please note that you do not need to include any option letters or other documents relating to the options that you are returning, if any. i2 Technologies will exchange and cancel such options electronically and update your option records accordingly.

Signature of Owner:

☐ I ACCEPT the Offer to exchange the options marked above

☐ I DO NOT accept the Offer to exchange any options

☒                                                                                                                           Date:

                (a) Signature of Optionee